Exhibit 4.3

AMENDMENT NUMBER TWO
TO 2007 RESTRICTED SHARE AND UNIT PLAN FOR
EMPLOYEES OF COMPASS BANCSHARES, INC. AND ITS SUBSIDIARIES

AS ADOPTED NOVEMBER 23, 2009

The 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries, effective as of October 22, 2007 (the “Plan”), is hereby amended as follows:

(1)  The title of the plan is removed, and in lieu thereof, the following new title is substituted in its place:

“2007 RESTRICTED SHARE AND UNIT PLAN OF COMPASS BANCSHARES, INC.”

(2)  The first sentence of Section 1 is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The purpose of this 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc. (the “Plan”) is to provide incentives to certain officers and key employees of Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the Laws of Spain (the “Company”), or its direct and indirect subsidiaries, including Compass (as defined herein), as may be operating in the United States from time to time, so that, among other things, such officers and employees are associated with the growth and success of the Company and its respective subsidiaries.”

(3)  Subsection 1(f) is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“(f) “Eligible Employee” means any officer or employee of the Company, or of any entity that is a direct or indirect subsidiary of the Company, operating in the United States (including its territories), who is in a position in which his or her decisions and/or actions impact the performance of the Company.”

(4)  The first sentence of Section 5 is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The total number of ADSs reserved and available for distribution under the Plan shall be 3,013,827.”

(5) All other provisions of the Plan shall remain in full force and effect.